Exhibit 10.1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 12, 2009, by and among Equity One, Inc., a Maryland corporation (including its successors, “EQY”), and Ramco-Gershenson Properties Trust, a Maryland real estate investment trust (including its successors, “RPT”).

WHEREAS, EQY beneficially owns a total of 1,790,000 common shares of beneficial interest, par value $0.01 per share, of RPT (the “Common Stock); and

WHEREAS, RPT desires, among other matters, to nominate for election to the Board certain individuals designated by EQY at the 2009 annual meeting of RPT shareholders, which individuals have previously been recommended for election to the Board by the Nominating and Corporate Governance Committee of the Board.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Board Matters; Annual Meetings.

(a)  Cessation of Proxy Soliciting Activities by EQY.  Effective as of the date hereof, EQY agrees to cease, and to cause all of its representatives acting on its behalf, affiliates (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (“Affiliates”), officers, and directors to cease, any and all activities relating to the solicitation of proxies with respect to matters to be voted on at RPT’s 2009 annual meeting of shareholders, currently scheduled to be held on June 10, 2009 (whenever so held, including any adjournments or continuations thereof, the “2009 Annual Meeting”).  Specifically, EQY agrees not to, and to cause its Affiliates not to, (i) file definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with the 2009 Annual Meeting, (ii) directly or indirectly solicit proxies from holders of Common Stock in connection with the 2009 Annual Meeting, and (iii) independently seek to nominate candidates for election as trustees of RPT at the 2009 Annual Meeting.  EQY hereby withdraws the notice submitted to RPT on April 9, 2009 in which it nominated David J. Nettina and Matthew L. Ostrower (together, the “EQY Nominees”) as nominees for election at the 2009 Annual Meeting, which withdrawal shall be effective as of the date hereof but subject to clause (g) below.

(b)  Appointment of EQY Nominees.  RPT agrees to convene a special meeting of the Board (or to obtain the unanimous written consent of the Board) prior to the 2009 Annual Meeting, at which meeting (or pursuant to which consent) the EQY Nominees shall be duly appointed to the Board in accordance with RPT’s bylaws and applicable law.  RPT does not presently intend to expand the size of the Board beyond nine (9) members prior to, or at, the 2009 Annual Meeting.

(c)  Nomination of EQY Nominees.  In its definitive proxy materials to be filed with the SEC in connection with the 2009 Annual Meeting and in all other proxy soliciting materials used in connection therewith, RPT agrees to include the EQY Nominees on the Board’s proposed slate of nominees for election as trustees at the 2009 Annual Meeting, one for a three-year term and one for a two-year term, and to recommend that the shareholders of RPT vote to elect the EQY Nominees to such terms as trustees of RPT.  EQY shall promptly provide to RPT any information reasonably requested by RPT for inclusion in any filings with the SEC.

(d)  Committee Appointments; Equal Treatment.  From and after the date of their appointment as trustees of RPT and for so long as either remains a trustee of RPT, subject to applicable law and New York Stock Exchange listing standards, RPT agrees to appoint one or both of the EQY Nominees to each of the Audit, Compensation and Nominating & Corporate Governance committees of the Board and such appointments shall be confirmed following the 2009 Annual Meeting.  RPT presently intends to evaluate strategic alternatives as a Board, and does not presently intend to create a new committee to evaluate strategic alternatives or to delegate such task to an existing committee (in either case, a “Strategic Alternatives Committee”).  However, if RPT does form a Strategic Alternatives Committee, the Board shall in good faith consider appointing one of the EQY Nominees to such committee, subject to the Board’s fiduciary obligations,  The EQY Nominees shall be entitled to all of the rights of, and treated identically to, any other non-management trustees of RPT unless otherwise agreed to in writing by the applicable EQY Nominee.

(e)  2009 Annual Meeting.  RPT agrees that it will use its reasonable best efforts to ensure that the 2009 Annual Meeting is duly held on June 10, 2009, at such time and at such place as is reasonable and customary, consistent with past practice.

(f)  Voting Agreement.  EQY and its Affiliates shall (i) vote at the 2009 Annual Meeting all shares of Common Stock which they beneficially own (as determined by Rule 13d-3 of the Exchange Act) as of the record date of the 2009 Annual Meeting in favor of, and support, the election of each of RPT’s trustee nominees at the 2009 Annual Meeting, (ii) not support any trustee nominees at the 2009 Annual Meeting other than the RPT trustee nominees and (iii) not participate in any “withhold the vote” or similar campaign with respect to the 2009 Annual Meeting, and, in the event of any such campaign, vote their shares in accordance with this paragraph.

(g)  Mutual Compliance.  Notwithstanding anything herein to the contrary, each of EQY and RPT acknowledges and agrees that, as of any given date, the performance of any obligation specified in this Agreement as being applicable to a party is conditioned upon the absence of material bad faith non-compliance by the other party of the obligations specified herein to be performed by it as of such date.

(h)  Press Release.  Immediately following the execution and delivery of this Agreement, the RPT and EQY shall issue the joint press release attached hereto as Exhibit A (the “Press Release”).  None of the parties hereto will make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release issued pursuant to this Section 1(i) or the terms of this Agreement.

Section 2.  Miscellaneous.

(a)  Representations.  Each of EQY and RPT hereby represents to the other that:

(i)       it has all requisite authority and power to execute and deliver this Agreement and to perform its obligations hereunder; this Agreement has been duly and validly authorized by all required action on the part of such party and duly and validly executed and delivered by such party, constituting its valid and binding obligation, enforceable against such party in accordance with its terms; and

(ii)      it has carefully read this Agreement, understands it, has consulted with and received the advice of counsel regarding this Agreement, agreed with its terms, and freely, voluntarily and knowingly executed it.

(b)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of the parties hereto.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.  This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

(c)  This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

(d)  This Agreement and the legal relations hereunder between the parties hereto shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law thereof.

(e)  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

(f)  It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law.  Any such party, therefore, shall be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, neither of the parties hereto shall raise the defense that there is an adequate remedy at law.

(g)  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of any of the parties to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

(h)  This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other person.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

RAMCO-GERSHENSON PROPERTIES TRUST

By:	/s/ Dennis Gershenson
	Name:	Dennis E. Gershenson
	Title:	Chairman, President and Chief Executive Officer

EQUITY ONE, INC.

By:	/s/ Arthur L. Gallagher
	Name:	Arthur L. Gallagher
	Title:	EVP, General Counsel & Sec.

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